Exhibit 23.5

DeGolyer and MacNaughton

4925 Greenville Avenue, Suite 400
One Energy Square
Dallas, Texas 75206

July 13, 2010

Board of Directors
Ecopetrol S.A.
Calle 35 No. 7-21 Piso 1
Bogota, D.C. Colombia

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton as set forth under the headings “Presentation of Information Concerning Reserves,” “Item 4 – Information on the Company—Business Overview,” and “Item 19—Exhibits” in the Annual Report on Form 20-F of Ecopetrol S.A. for the year ended December 31, 2009 (the “Annual Report”). We further consent to the inclusion of our third party letter report dated June 24, 2010 (our “Third Party Letter Report”) as Exhibit 99.3 in the Annual Report. The Third Party Letter Report contains opinions regarding our estimates of the proved oil, condensate, natural gas, and oil equivalent reserves of certain selected properties owned by Ecopetrol S.A. in Colombia and in the United States of America.

We further consent to the references to DeGolyer and MacNaughton, as set forth in the Ecopetrol S.A. Registration Statement on Form F–3, filed with the United States Securities and Exchange Commission on February 12, 2010 (the “Form F-3”), under the heading “Experts”, and to the incorporation by reference of this consent and our Third Party Letter Report  in the Form F-3.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716